Exhibit 99.1

Harrington West Announces June 2005 Quarter Earnings and Raises Its Regular Quarterly Dividend by 13.6% to 12.5 Cents Per Share

     SOLVANG, Calif.--(BUSINESS WIRE)--July 21, 2005--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, today announced that it earned $2.0 million or 35 cents per share on a fully diluted basis in the June 2005 quarter compared to $2.0 million or 35 cents per share in the same quarter a year ago. For the first six months of 2005, HWFG earned net income of $4.2 million, or 74 cents per share compared to $4.0 million or 72 cents per share in the same period in 2004. Return on average equity was 13.9% and 15.4% for the June 2005 quarter and year-to-date periods, respectively. Book value per share was $10.46 at June 30, 2005, compared to $9.98 at December 31, 2004. The book value of the Company is affected by earnings, dividends paid, and changes in other comprehensive income due to the change in the value of cash flow hedges and investments.
     Given the favorable earnings over the last several quarters, the Board of Directors increased the regular quarterly dividend by 13.6% to 12.5 cents per share payable on August 12, 2005 to holders of record on August 3, 2005. The HWFG share repurchase program of up to 200,000 shares announced on May 3, 2005 remains in effect. No HWFG shares were repurchased by the Company in the June 2005 quarter.
     Total assets were $1.1 billion at June 30, 2005, growing $27.9 million since December 31, 2004. Net loans receivable increased $13.5 million in the June quarter and $36.5 million for the year-to-date period to $634.9 million at June 30, 2005. Loan demand remained strong in all of the Company's markets but higher real estate loan prepayments were experienced toward the end of the June quarter, affecting net balances. The investment portfolio was $401.0 million at June 30, 2005, declining $30.3 million since December 31, 2004. With the tighter spread environment and growth of the loan portfolio, management has reduced investments selectively.

     Financial Performance Analysis

     The Company seeks to improve its net earnings and franchise value by growing its core banking franchise of loans, deposits, and banking offices, changing the mix of its loan portfolio to higher risk-adjusted margin categories, changing the mix of its deposits to a higher portion of lower-costing transaction accounts, and increasing fee income through growth of existing fee income sources and adding new sources. The Company is also opportunistic in managing the size and composition of its investment portfolio in an effort to enhance earnings, while considering the level of risk-adjusted market spreads on high credit quality, fixed income investments, LPB's capital levels, and the growth of the loan portfolio. HWFG attempts to control interest rate, credit, and operational risks to reduce the volatility of earnings.
     Net interest income was $7.5 million in the June 2005 quarter and $15.0 million for the first six months of 2005 compared to $7.5 million and $14.5 million for the same periods in 2004, respectively. The net interest margin was 2.82% in the June 2005 quarter compared to 2.84% in the March 2005 quarter and 3.04% in the June 2004 quarter. For the first six months of 2005, net interest margin was 2.82% compared to 3.00% in the same period in 2004.
     The growth of 3.5% in net interest income for the year-to-date period 2005 over the same 2004 period has been a function of slightly lower net interest margin while average earning assets over the same period grew 9.9%. The lower net interest margin has been the result of a lag in the repricing of some floating rate assets (tied to the 11th District Cost of Funds and trailing Prime or Constant Maturity Treasury indices) and three month LIBOR based hedges relative to the daily rate change on the Company's borrowings. This lag effect is expected to correct once the Federal Reserve slows the pace of, or ceases, the nine .25% rate increases experienced over the last year and with the mix change of loans to higher spread earning categories. Also, in the June 2005 quarter, HWFG purchased $17.0 million of bank owned variable life insurance
(BOLI), which is invested in investment grade fixed income securities, has a crediting rate of 7.15%, and includes a stable value wrap by an investment grade banking institution. The net revenue from this BOLI is recorded in fee income. This transaction, although expected to be accretive to net earnings, has the effect of reducing HWFG's net interest margin by approximately 5 basis points.
     Banking fee income was $974 thousand in the June 2005 quarter and $1.8 million for the first six months of 2005, growing 14.9% and 13.9%, respectively, over the same periods in 2004. Fee income results are shown in the following table:


                        (Dollars in thousands)
----------------------------------------------------------------------
                        June     June            June    June
                        2005     2004     %      2005    2004    %
  Banking Fee Type     Quarter Quarter  Change   YTD      YTD  Change
----------------------------------------------------------------------
Mortgage Brokerage
 Fee, Prepayment
 Penalties & Other
 Loan Fees               $254    $472  (46.2%)   $631   $848  (25.6%)
----------------------------------------------------------------------
Deposit, Other Retail
 Banking Fees & Other
 Fee Income               317     230   37.8%     634    469   35.2%
----------------------------------------------------------------------
Harrington Wealth
 Management Fees          189     146   29.5%     353    291   21.3%
----------------------------------------------------------------------
BOLI Income, net          214       -             214
----------------------------------------------------------------------
Total                    $974    $848   14.9%  $1,832 $1,608   13.9%
----------------------------------------------------------------------

     The increase in fee income for the comparable periods is emanating from all categories except the more volatile mortgage brokerage and loan prepayment penalty categories. For the first six months of 2004, HWFG benefited from the high rate of refinancing activity and loan originations. The Company has since focused on purchase mortgage business through its branches and has reduced the cost of its mortgage operations to improve profitability. HWFG's overdraft protection program has largely contributed to the growth in deposits and related fees in the 2005 year-to-date period over the same period in 2004. This program provides HWFG's customers the privilege to overdraft their checking account up to a set limit, whereby the Bank earns a fee but the customer avoids the embarrassment of any additional fees from a vendor. Furthermore, to defray the cost of HWFG's employee benefits, HWFG implemented a $17.0 million BOLI on April 8, 2005, whereby the Company earns the cash build-up from investing in a separate account of investment grade, fixed income securities, professionally managed on a tax deferred basis, and also receives the death benefit on insured employees. The BOLI added $214 thousand in net revenue in the June 2005 quarter. HWFG's income tax rate was positively influenced primarily by the BOLI, declining from 40.6% in the March 2005 quarter to 38.9% in the June 2005 quarter. HWFG estimates its full year income tax rate to be approximately 39.8%.
     General and administrative expenses were $5.1 million in the June 2005 quarter and $10.3 million for the first six months of 2005 compared with $4.9 million and $9.6 million in the same periods of 2004. The 7.7% growth in 2005 year-to-date expenses over 2004 have been largely due to HWFG's banking office expansion in its markets, the growth in related infrastructure, the cost of hiring of additional commercial lenders, and the expense to comply with recent corporate governance laws and regulations. HWFG estimates that its new banking offices take on average 12 to 18 months to become profitable, and three banking offices have been added over the last 18 months.

     Community Banking Update

     HWFG continued to grow both its deposits and loans in the June 2005 quarter. In May 2005, HWFG completed the purchase and assumption of a banking office with $42.9 million of deposits in the Thousand Oaks, California market for a premium of $1.9 million in cash. This acquisition, coupled with the internal growth of deposits, resulted in deposits reaching $645.3 million at June 30, 2005 compared to $601.5 million and $598.2 million at March 31, 2005 and December 31, 2004, respectively. HWFG continues to aggressively promote its new banking offices to reach critical mass while it seeks to increase its core business and personal transaction deposits. As such, non-interest bearing deposits grew to $40.1 million at June 30, 2005 from $33.6 million at December 31, 2004.
     Net loan balances also increased in the June 2005 quarter and in the year-to-date period as shown in the following chart:


                     HWFG Net Loan Growth and Mix
                         (Dollars in millions)
----------------------------------------------------------------------
                                                         December 31,
                          June 30, 2005  March 31, 2005      2004
---------------------------------------- -------------- --------------
                                   % of           % of           % of
        Loan Type          Total   Total  Total   Total  Total   Total
--------------------------------- ------ ------- ------ ------- ------
Commercial Real Estate    $266.8   41.5% $269.5   42.8% $260.8   43.1%
--------------------------------- ------ ------- ------ ------- ------
Multi-family Real Estate    80.0   12.4%   83.3   13.3%   84.9   14.0%
--------------------------------- ------ ------- ------ ------- ------
Construction (1)            46.4    7.2%   38.5    6.1%   35.0    5.8%
--------------------------------- ------ ------- ------ ------- ------
Single-family Real Estate  106.3   16.5%  105.7   16.8%  100.5   16.6%
--------------------------------- ------ ------- ------ ------- ------
Commercial and industrial
 loans                      86.5   13.5%   72.8   11.6%   72.2   11.9%
--------------------------------- ------ ------- ------ ------- ------
Land acquisition and
 development                30.1    4.7%   33.8    5.4%   27.5    4.5%
--------------------------------- ------ ------- ------ ------- ------
Consumer loans              25.6    4.0%   24.2    3.8%   23.7    3.9%
--------------------------------- ------ ------- ------ ------- ------
Other loans (2)              1.2     .2%    1.2     .2%    1.0     .2%
--------------------------------- ------ ------- ------ ------- ------
Allowance, Deferred Fees &
 Discounts/Premiums         (8.0)          (7.6)          (7.2)
--------------------------------- ------ ------- ------ ------- ------
Net loans receivable      $634.9  100.0% $621.4  100.0% $598.4  100.0%
--------------------------------- ------ ------- ------ ------- ------

(1) Includes loans collateralized by residential, commercial and land properties.

(2) Includes loans collateralized by deposits and consumer line of credit loans.

     The drivers of the loan growth in the June 2005 quarter and year-to-date period are centered in business and construction lending. Although the real estate loan pipeline is favorable, growing commercial and residential real estate loan balances has recently been more challenging with the flat yield curve and relatively low long term interest rates and spreads, resulting in higher loan payoffs than anticipated.
     Credit quality of the loan portfolio remains generally favorable with $608 thousand of non-performing loans at June 30, 2005 compared to $112 thousand at March 31, 2005 and $95 thousand at December 31, 2004. The non-performing loans consist of the loans from two commercial credit relationships, which are collateralized by all the business assets of the companies. These businesses have experienced weaker sales and cash flow or the collateral support has deteriorated due to aging or valuation reasons. Management is closely monitoring these credits and working through a plan to minimize losses, if any, to the Company. Loan losses were nominal in the quarter, equaling less than $1 thousand. The allowance for loan losses was increased $200 thousand in the quarter to $5.6 million based on the growth in the loan portfolio and HWFG's reserve levels for the nature and rating of the loans.

     Investment Portfolio Update

     The Company's investment portfolio was $401.0 million at June 30, 2005 compared with $422.1 million and $431.3 million at March 31, 2005 and December 31, 2004, respectively. Given that market spreads have tightened precipitously on mortgage investments and home equity asset backed securities (ABS) over the last 18 months, Management sold $34.7 million of these securities in the June 2005 quarter. Spreads did widen marginally during the June 2005 quarter on commercial mortgage backed securities (CMBS) and ABS, as well as, HWFG's related CMBS and ABS total return swaps, pegged and hedged to either the CMBS 8.5+ year index and specific ABS securities. The net effect of this activity was a $71 thousand gain on securities for the quarter. On a total return basis, the total investment portfolio produced a total return (interest income plus net gains or losses on securities minus hedges) over one month LIBOR of 1.08%, on an annual basis, compared to a goal of 1.25%.

     Closing Comments

     In commenting on the recent quarter, HWFG's Chairman and CEO, Craig J. Cerny, stated, "The June 2005 quarter represented a period where we produced favorable financial results, while we executed our strategic tactics for the future growth and profitability of our banking franchise. With the purchase and assumption of the Thousand Oaks, California branch and deposits, we were able to provide our commercial lending team in our southern central coast markets another depository and increase our retail deposit base to fund our loan growth. We experienced further growth and diversification of our business and consumer loan portfolios, and we were able to add additional capable commercial lenders throughout the franchise. In addition, we continued to grow and diversify our fee income toward less volatile sources. This strategic investment spending did affect our current earnings through higher operating expenses in the quarter but is expected to produce additional revenue in future quarters. We remain steadfastly committed to our diversification efforts and controlling our banking risks to enhance the value of the Company."
     Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 15 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $142.6 million in assets under management or custody.
     This Release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                Harrington West Financial Group, Inc.

       (Dollars in thousands, except share and per share data)


                                    At           At           At
                                 June 30,    March 31,     June 30,
                                  2005         2005          2004
                               ------------ ------------ -------------
Selected Financial Condition
 Data:
Total assets                    $1,109,266   $1,093,245    $1,050,420
Loans receivable, net              634,890      621,420       565,369
Securities available for sale      400,885      421,961       426,738
Securities held to maturity             88           91           163
Trading account assets               1,112          911         1,915
Deposits                           645,315      601,513       589,789
Federal Home Loan Bank advances    296,000      325,000       295,000
Securities sold under
 repurchase agreements              79,180       79,479        79,510
Subordinated debt                   25,774       25,774        15,464
Stockholders' equity                56,102       55,902        48,971
Number of shares outstanding     5,363,853    5,337,828     5,269,184


                                                   For the Six Months
                 At or for the Three Months Ended        Ended
                 -------------------------------- --------------------
                  June 30,   March 31,  June 30,   June 30,   June 30,
                    2005       2005       2004       2005       2004
                 ---------- ---------- ---------- ---------- ---------
Selected Income
 Statement Data:
Interest income    $15,163    $14,308    $12,727     29,471    $24,974
Interest expense     7,680      6,747      5,232     14,427     10,440
                 ---------- ---------- ---------- ---------- ---------
Net interest
 income              7,483      7,561      7,495     15,044     14,534
Provision for
 loan losses           200        150        230        350        320
                 ---------- ---------- ---------- ---------- ---------
Net interest
 income after
 provision for
 loan losses         7,283      7,411      7,265     14,694     14,214
Other income:
 Income (loss)
  from trading
  account assets        71        712        273        783        611
 Loss on
  extinguishment
  of debt                -          -       (189)         -      (189)
 Other Gain
  (loss)                 1         (7)        (2)        (6)      (12)
 Banking fee
  income (1)           974        858        848      1,832      1,608
                 ---------- ---------- ---------- ---------- ---------
Total other
 income              1,046      1,563        930      2,609      2,018

Other expenses:
 Salaries and
  employee
  benefits           2,615      2,811      2,704      5,426      5,387
 Premises and
  equipment            994        904        741      1,898      1,465
 Other expenses
  (2)                1,529      1,495      1,425      3,024      2,757
                 ---------- ---------- ---------- ---------- ---------
Total other
 expenses            5,138      5,210      4,870     10,348      9,609

Income before
 income taxes        3,191      3,764      3,325      6,955      6,623
Income taxes         1,240      1,529      1,345      2,769      2,584
                 ---------- ---------- ---------- ---------- ---------
Net income          $1,951     $2,235     $1,980     $4,186     $4,039
                 ========== ========== ========== ========== =========

Common Stock
 Summary:
Diluted earnings
 per share           $0.35      $0.40      $0.35      $0.74      $0.72
Dividends per
 share                0.11       0.11       0.60       0.22       0.68
Stockholders'
 equity per
 share               10.46      10.47       9.29      10.46       9.29
Diluted weighted
 average shares
 outstanding     5,639,756  5,616,246  5,613,093  5,620,992  5,576,272


                Harrington West Financial Group, Inc.

       (Dollars in thousands, except share and per share data)

                               At or for the Three      For the Six
                                    Months Ended        Months Ended
                              ----------------------- ----------------
                               June    March   June    June    June
                                30,      31,    30,     30,     30,
                                2005    2005    2004    2005    2004
                              ------- ------- ------- ------- -------

Selected Operating Data (3):

Performance Ratios and Other
 Data:
Return on average assets        0.71 %  0.82 %  0.77 %  0.76 %  0.78 %
Return on average equity       13.94   16.47   16.12   15.39   16.65
Equity to assets                5.06    5.11    4.66    5.06    4.66
Interest rate spread (4)        2.62    2.66    2.89    2.64    2.84
Net interest margin (4)         2.82    2.84    3.04    2.82    3.00
Average interest-earning
 assets to average interest-
 bearing liabilites           106.43  107.05  107.07  106.73  107.14
Total noninterest expenses to
 average total assets           1.86    1.91    1.93    1.88    1.93
Efficiency ratio (5)           60.76   61.88   58.37   61.31   59.53

Asset Quality Ratios (6):
Non-performing assets and
 troubled debt
 restructurings to total
 assets                            -       -       -
Non-performing loans and
 troubled debt
 restructurings to total
 loans                          0.09    0.02       -
Allowance for loan losses to
 total loans                    0.87    0.85    0.87
Net charge-offs to average
 loans outstanding                 -       -       -

(1) Consists of service charges, wholesale mortgage banking income, trust income, other commissions and fees and other miscellaneous noninterest income.

(2) Consists of computer services, consulting fees, marketing and other miscellaneous noninterest expenses.

(3) With the exception of return on average assets and return on average equity (which are based on month-end balances), all ratios are based on average daily balances. All ratios are annualized where appropriate.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilites. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Efficiency ratio represents noninterest expenses as a percentage of the aggregate of net interest income and noninterest income, excluding gains and losses on securities, deposits and loans.

(6) Non-performing loans generally consist of non-accrual loans and non-performing assets generally consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(7) A six for five stock split in the form of a stock dividend occurred on March 11, 2004, and a special dividend of 50 cents a share was declared on June 16, 2004 payable on July 12, 2004.

(8) Calculation is based on number of outstanding shares at the end of each period.


     CONTACT: Harrington West Financial Group, Inc.
              Craig J. Cerny, 913-663-0180
              For share transfer information:
              Lisa F. Watkins, 805-688-6644